As filed with the Securities and Exchange Commission on October 22, 2004

                                                      Registration No.__________
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                               DELTA MUTUAL, INC.
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             (Exact name of registrant as specified in its charter)


                Delaware                                14-1818394
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      (State or other jurisdiction           (IRS Employer Identification No.)
    of incorporation or organization)

                             111 North Branch Street
                             Sellersville, PA 18950
                    (Address of principal executive offices)

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                    Delta Mutual, Inc. 2004 Stock Option Plan

                              (Full Title of Plan)

                                   -----------
                                 Peter F. Russo
                               Delta Mutual, Inc.
                             111 North Branch Street
                             Sellersville, PA 18950
                     (Name and address of agent for service)

                                 (215) 258-2800
          (Telephone number, including area code of Agent for Service)

                                   -----------
                                   Copies to:
                          Michael Paige, Esq., Counsel
                            Jackson & Campbell, P.C.
                       1120 20th Street, N.W., South Tower
                             Washington, D.C. 20036
                                 (202) 457-1600
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                         CALCULATION OF REGISTRATION FEE


                                                           PROPOSED
                                                           MAXIMUM
                                      PROPOSED             AGGREGATE
TITLE OF SECURITIES   AMOUNT TO BE    MAXIMUM OFFERING     OFFERING     AMOUNT OF
TO BE REGISTERED      REGISTERED(1)   PRICE PER SHARE(2)   PRICE*       REGISTRATION FEE
-------------------   --------------  ------------------   -----------  ----------------
Common Stock,
$.0001 Par Value
Per Share             10,000,000 shs  $              .26   $ 2,600,000  $         329.42
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(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the common stock of Delta Mutual, Inc. (the "Company") that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company's receipt of consideration that results in an increase in the number of the Company's outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act. The offering price per share is based upon the reported last sale price of the Company's common stock on October 20, 2004, in the over-the-counter market.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1:   PLAN INFORMATION.

          Not applicable.


ITEM 2:   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

          Not applicable.



                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), File No. 000-28195, are hereby incorporated by reference in this Registration Statement:

          1. The Company's Annual Report on Form 10-KSB under the Exchange Act, as filed with the Commission on April 6, 2004.

          2. The Company's Registration Statement on Form 10-SB under the Exchange Act, as filed with the Commission on May 5, 2000, together with Amendment No. 1 thereto, filed with the Commission on June 15, 2000, and the description of common stock set forth therein, including any amendments or reports filed for the purpose of updating such description.

          In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES

The Registrant's certificate of incorporation, as amended, authorizes the issuance of up to 100,000,000 shares of the Registrant's common stock, $0.0001 par value per share. Currently, the Registrant has approximately 15,165,688 shares of common stock outstanding.


          The Registrant's common stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of the Registrant's common stock are fully paid and nonassessable.

          Holders of the Registrant's common stock are entitled to one vote, in person or by proxy, for each share of the Registrant's common stock held of record in the stockholder's name on the books of the Registrant as of the record date on any matter submitted to the vote of the stockholders. Cumulative voting in the election of directors is not available to stockholders of the Registrant. Each share of the Registrant's common stock has the same rights, privileges and preferences as every other share and will share equally in the Registrant's net assets upon liquidation or dissolution after satisfaction of liabilities.

          The Registrant's stockholders are entitled to dividends when, and if, declared by the Registrant's board of directors out of funds legally available therefor, and after satisfaction of the prior rights of holders of any outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of Delaware).



ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's certificate of incorporation, as amended, provides that its directors and officers shall be indemnified to the fullest extent permissible under Delaware law. The certificate of incorporation also provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

          Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.

          Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, employees and agents of a corporation.
Section 145 of the Delaware General Corporation Law provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not Applicable.

ITEM 8.   EXHIBITS


Exhibits
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5.1* Opinion of Michael Paige, PLLC, counsel to the Company, regarding the legality of the Common Stock being registered.

10.21 Delta Mutual, Inc. 2004 Stock Option Plan, incorporated herein by reference to Exhibit B to the Company's definitive Proxy Statement on
          Schedule 14A pursuant to Section 14 of the Exchange Act, filed with the Commission on July 27, 2004.

23.1*     Consent of Wiener, Goodman & Company PC.


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* Filed herewith.


Item 9.   Undertakings

          The undersigned Registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or By-Laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Sellersville, Pennsylvania, on October 22, 2004.

                                    DELTA MUTUAL, INC.
                                    (Registrant)

                                    By:  /s/ Peter F. Russo
                                      ------------------------------------------
                                      Name:  Peter F. Russo
                                      Title: President & Chief Executive Officer


                                    By:  /s/ Martin G. Chilek
                                      ------------------------------------------
                                      Name:  Martin G. Chilek
                                      Title: Vice President, Treasurer and
                                             Chief Financial Officer



          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.


SIGNATURE                     TITLES                    DATE
------------------------      -----------------         ----------------

/s/ Peter F. Russo            President, Chief          October 22, 2004
------------------------      Executive Officer
    Peter F. Russo            and Director





                                INDEX TO EXHIBITS


5.1 Opinion of Michael Paige, PLLC, counsel to the Company, regarding the legality of the Common Stock being registered.

23.1      Consent of Wiener, Goodman & Company, PC